Exhibit 99.1

ICONIX BRAND GROUP REPORTS RECORD REVENUE AND EARNINGS FOR THE FULL YEAR AND FOURTH QUARTER 2010

•	2010 revenue of $332.6 million, a 43% increase over the prior year
•	Q4 revenue of $88.0 million, a 34% increase over the prior year quarter
•	2010 non-GAAP Iconix net income of $107.8 million, a 29% increase over the prior year
•	2010 and Q4 diluted non-GAAP Iconix EPS of $1.44 and $0.33, respectively

NEW YORK, New York—February 16, 2011 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the fourth quarter and year ended December 31, 2010.

Full Year 2010 results for Iconix Brand Group, Inc:

Total revenue for the full year 2010 was approximately $332.6 million, a 43% increase as compared to approximately $232.1 million for the prior year. EBITDA attributable to Iconix for 2010 increased 29% to approximately $209.6 million, and includes a one-time gain related to the Company’s Unzipped litigation described below. Free cash flow for 2010 was approximately $166.6 million, a 24% increase as compared to the prior year period. On a non-GAAP basis, which excludes non-cash interest related to the Company’s convertible debt, net income attributable to Iconix for 2010 increased 29% to approximately $107.8 million as compared to the prior year and non-GAAP diluted earnings per share increased to $1.44 versus $1.22 for the prior year. On a GAAP basis, net income attributable to Iconix increased 32% to approximately $98.8 million as compared to the prior year period and GAAP diluted earnings per share was $1.32 versus $1.10 for the prior year.

Q4 2010 results for Iconix Brand Group, Inc:

Total revenue for the fourth quarter of 2010 was approximately $88.0 million, a 34% increase as compared to approximately $65.8 million for the fourth quarter of 2009. EBITDA attributable to Iconix for the fourth quarter increased 40% to approximately $58.6 million, and includes a one-time gain related to the Company’s Unzipped litigation described below. Free cash flow for the quarter was approximately $45.4 million, a 37% increase as compared to the prior year quarter. On a non-GAAP basis, as defined above, net income attributable to Iconix increased 12% to approximately $24.5 million and diluted earnings per share, or EPS, for the fourth quarter of 2010 was $0.33 versus $0.30 for the prior year quarter. On a GAAP basis, net income attributable to Iconix increased 12% to approximately $22.1 million as compared to the prior year quarter and GAAP diluted EPS for the fourth quarter of 2010 was $0.30 versus $0.27 for the prior year quarter.

The full year and fourth quarter ended December 31, 2010 include the following non-recurring items.

•	$16.0 million pre-tax income, net of expenses, relating to the favorable judgment received in December 2010 in the Unzipped litigation.

•	$13 million pre-tax write down of the Company’s auction rate security.

•	Approximately $3 million pre-tax non-recurring expenses related to the integration of Peanuts.

These one-time items, when taken on a net basis, are neutral to net income and EPS.

EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “2010 was another record year for our Company in which we continued to demonstrate the strength of our portfolio and the profitability of our business model. Our brands continue to gain market share as we build lifestyle businesses and optimize distribution. We also expanded our platform into new categories and geographies in 2010 through our Peanuts acquisition. With 27 iconic brands that represent approximately $12 billion in annual retail sales we have made tremendous progress, and I believe through continued growth with our current partners, international expansion, and new acquisitions we can continue to build on our successes.”

2011 Guidance for Iconix Brand Group, Inc:

The Company is reaffirming its full year 2011 revenue guidance of $340-350 million, 2011 non-GAAP diluted EPS guidance of $1.53-$1.58 and GAAP diluted EPS guidance of $1.40-$1.45. The Company estimates that free cash flow for 2011 will be approximately $160-165 million. This guidance relates to the existing portfolio of brands only and does not include any acquisitions.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP.  Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R) RAMPAGE (R) MUDD (R), LONDON FOG (R), MOSSIMO (R) OCEAN PACIFIC(R), DANSKIN (R) ROCA WEAR(R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R) and WAVERLY (R). In addition, Iconix owns an interest in the ARTFUL DODGER (R), ED HARDY (R), ECKO (R), MARC ECKO (R), ZOO YORK (R), MATERIAL GIRL(TM) and PEANUTS (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate", “estimate”, "expect", "confident", “continue”, "will", "project", "provide" "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
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Contact Information:
Jaime Sheinheit
Investor Relations
Iconix Brand Group
212.730.0030

Condensed Consolidated Income Statements
(in thousands, except earnings per share data)

	(Unaudited)
	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2010	2009	2010	2009

Licensing and other revenue	$87,955	$65,782	$332,559	$232,058

Selling, general and administrative expenses	47,813	24,695	138,532	79,356
(Income)/expenses related to specific litigation	(15,928)		(15,688)	137

Operating income	56,070	41,087	209,715	152,565

Interest expense, net	9,632	10,338	39,318	38,733

Equity earnings on joint ventures	(3,250)	(860)	(5,492)	(3,424)

Write-off of marketable securities	13,000	-	13,000	-

Other expenses – net	19,382	9,478	46,826	35,309

Income before income taxes	36,688	31,609	162,889	117,256

Provision for income taxes	12,367	10,214	52,409	41,225

Net income	$24,321	$21,395	$110,480	$76,031

Less: Net income attributable to non-controlling interest	2,198	1,679	11,633	920

Net income attributable to Iconix Brand Group, Inc.	$22,123	$19,716	$98,847	$75,111

Earnings per share:
Basic	$0.30	$0.28	$1.37	$1.14

Diluted	$0.30	$0.27	$1.32	$1.10

Weighted average number of common shares outstanding:
Basic	72,560	71,431	72,151	65,763

Diluted	74,743	73,683	74,713	68,325

Selected Balance Sheet Items:	(Unaudited)
(in thousands)	12/31/2010	12/31/2009

Total Assets	$1,948,470	$1,802,613
Total Liabilities	$812,339	$832,841
Stockholders' Equity	$1,136,131	$969,772

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP relating to the adoption of FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlements)” (ASC Topic 470) (“FSP APB 14-1”), which became effective retroactively for the fiscal years beginning after December 15, 2008.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three months ended		Year ended
Net income reconciliation	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
Non-GAAP net income (1)	$24,491	$21,875	$107,819	$83,344

GAAP net income	$22,123	$19,716	$98,847	$75,111

Add: Non-cash interest related to FSP APB 14-1	3,679	3,347	13,729	12,808
Deduct: Income taxes related to non-cash interest	(1,311)	(1,188)	(4,757)	(4,575)
Net	2,368	2,159	8,972	8,233

Non-GAAP net income	$24,491	$21,875	$107,819	$83,344

	(Unaudited) Three months ended		(Unaudited) Year ended
Diluted EPS reconciliation	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
Non-GAAP diluted EPS (1)	$0.33	$0.30	$1.44	$1.22

GAAP diluted EPS	$0.30	$0.27	$1.32	$1.10

Add: Non-cash interest related to FSP APB 14-1, net of tax	$0.03	$0.03	$0.12	$0.12

Non-GAAP diluted EPS	$0.33	$0.30	$1.44	$1.22

Forecasted Diluted EPS	Year Ending 12/31/11
	High	Low

Non-GAAP diluted EPS (1)	$1.58	$1.53

GAAP diluted EPS	$1.45	$1.40

Add: Non-cash interest related to FSP APB 14-1, net of tax	$0.13	$0.13
Non-GAAP Diluted EPS	$1.58	$1.53

(1)
Non-GAAP net income and non-GAAP EPS, are non-GAAP financial measures, which represent net income excluding any non-cash interest, net of tax, relating to the adoption of FSP APB 14-1.  The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash interest paid on outstanding debt.

(in thousands)
	(Unaudited)		(Unaudited)
	Three months ended		Year ended
	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009

EBITDA (2)	$58,647	$41,869	$209,567	$163,081

Reconciliation of EBITDA:

Net Income	22,123	19,716	98,847	75,111

Add: Income taxes	12,367	10,169	52,409	41,222

Add: Net interest expense and other	21,964	10,338	49,552	38,733

Add: Depreciation and amortization of certain intangibles	2,193	1,646	8,759	8,015

EBITDA	$58,647	$41,869	$209,567	$163,081

(2) EBITDA, a non-GAAP financial measure, represents income from operations before income taxes, interest, write-off of marketable securities, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

	(Unaudited) Three months ended		(Unaudited) Year ended
(in thousands)	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009

Free Cash Flow (3)	$45,443	$33,194	$166,571	$134,843

Reconciliation of Free Cash Flow:

Net Income	22,123	19,716	98,847	75,111
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of trademarks and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash gain/loss from sale of trademarks and non-cash write-off of marketable securities	25,819	15,562	70,914	63,605

Less: Capital expenditures	(2,499)	(2,084)	(3,190)	(3,873)

Free Cash Flow	$45,443	$33,194	$166,571	$134,843

(in thousands)	Year Ending Dec 31, 2011
	High	Low
Forecasted Free Cash Flow (3)	$165,000	$160,000

Reconciliation of Free Cash Flow:
Net Income	$109,000	$105,000
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of trademarks and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures and non-cash gain/loss from sale of trademarks	60,000	60,000

Less: Capital expenditures	(4,000)	(5,000)

Forecasted Free Cash Flow	$165,000	$160,000

(3) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash gains/loss from sale of trademarks, non-cash write-off of marketable securities, and less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.